Exhibit 99.1

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EDITED TRANSCRIPT

CASY—Q2 2014 Casey’s General Stores Earnings Conference Call

EVENT DATE/TIME: DECEMBER 10, 2013 / 03:30PM GMT

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DECEMBER 10, 2013 / 03:30PM GMT, CASY—Q2 2014 Casey’s General Stores Earnings Conference Call

CORPORATE PARTICIPANTS

Bill Walljasper Casey’s General Stores Inc—CFO

Bob Myers Casey’s General Stores Inc—President and CEO

CONFERENCE CALL PARTICIPANTS

Karen Short Deutsche Bank—Analyst

Stephen Grambling Goldman Sachs—Analyst

Chuck Cerankosky Northcoast Research—Analyst

Bonnie Herzog Wells Fargo Securities—Analyst

Ben Brownlow Raymond James & Associates—Analyst

Anthony Lebiedzinski Sidoti & Company—Analyst

PRESENTATION

Operator

Good day, ladies and gentlemen, and welcome to the Q2 2013 Casey’s General Stores earnings conference call. My name is Whitley and I will be your operator for today.

(Operator Instructions)

As a reminder, this call is being recorded for replay purposes. I would now like to turn the conference over to your host for today, Mr. Bill Walljasper, Chief Financial Officer. Please proceed, sir.

Bill Walljasper—Casey’s General Stores Inc—CFO

Good morning. And thank you for joining us to discuss Casey’s results for the quarter ended October 31. I’m Bill Walljasper, Chief Financial Officer. Bob Myers, President and Chief Executive Officer, is also here.

Before we begin, I will remind you that certain statements may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. As discussed in the press release in the 2013 annual report, such forward-looking statements involve known and unknown risks, uncertainties, and other factors that may cause actual results to differ materially from future results expressed or implied by those statements. Casey disclaims any intention or obligation to update or revise forward-looking statements, whether as a result of new information, future events or otherwise.

We will take a few minutes to summarize the results of the second quarter. And then afterwards, open for questions about those results.

As all of you have seen, diluted earnings per share in the second quarter were up over 24%, to $1.06 compared to $0.85 a year ago. Year to date, diluted earnings per share were $2.50 compared to $1.86. The results reflect the strong sales performance across all categories.

Before we go over each category to give more detail in what is driving our results, I will remind everyone that we will release the details of November same-store sales on Monday, December 16. However, same-store sales for all categories in November continued to trend positive.

During the second quarter, we experienced a solid fuel margin environment, resulting in an average margin of $0.167 per gallon compared to $0.149 per gallon in the same period a year ago. Year to date, the fuel margin is $0.194 per gallon, well ahead of our annual goal. Casey’s trailing four-year gas margin is $0.154 per gallon.

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DECEMBER 10, 2013 / 03:30PM GMT, CASY—Q2 2014 Casey’s General Stores Earnings Conference Call

Second-quarter margin benefited from an increase in the value of renewable fuel credits, commonly known as RINs, compared to a year ago. During the quarter, we sold 11.7 million RINs, or $7.6 million. This represented about $0.018 per gallon improvement to the fuel margin in the quarter.

Currently, RINs are trading for around $0.35. Last year in the third quarter, the average RINs sold were $0.05.

Fuel saver program that we implemented in December last year in partnership with Hy-Vee continues to do very well. Same-store gallons sold in stores that participate in the fuel saver program increased about 7% in the second quarter, resulting in overall same-store gallons sold in the quarter to be up 4.2%.

Total gallons sold increased nearly 10% to 423.9 million. Same-store gallons sold through the mid-year point were up 3.6%, with total gallons sold for the year up 9% to 850.4 million.

The average retail price of gasoline for the quarter was $3.34 a gallon compared to $3.61 last year. Gasoline gross profit for the quarter was up over 22%, to $70.8 million.

Sales in the grocery and other merchandise category were up nearly 15% to $416.5 million in the second quarter. Same-store sales were above goal, up 10.2%. We experienced double-digit sales increases across all areas of the category during the quarter compared to a year ago.

We believe we continued to gain market share in the cigarette area as a result of the retail price adjustments made last fiscal year. However, as a result of those price adjustments, the grocery and general merchandise category margin continued to be adversely impacted, resulting in an average margin of 32.3%. Even with this impact, gross profit was up over 11%, to $134.7 million.

For the year, same-store sales were up 8%, with total sales up 12.2%, to $840.1 million. The average margin year to date is above goal, at 32.5%. We are pleased with the gains in the category and anticipate continued growth throughout this fiscal year, as we continue to benefit from the rollout of additional operational initiatives and new store openings.

The prepared food and fountain category continued its strong performance, with total sales up 17.2% to $171.8 million for the quarter. Same-store sales in the quarter were up 12.3%, with an average margin of 61.8% — down from a year ago, primarily due to increases in supplies and meats, offset by lower cheese costs.

The average cost of cheese this quarter was $1.97 per pound compared to $2.11 a year ago. Currently, the average cost of cheese is approximately $2.05 per pound.

Year-to-date same-store sales were up 12.1%. And approximately 50% to 60% of the same-store sales gains are attributable to the three operational initiatives described in the press release.

Gross profit dollars in the quarter were up 16%. We are pleased with the gains in the category, and anticipate continued growth throughout the fiscal year, as we benefit from the continued rollout of the operational initiatives and new-store openings.

At the six-month mark, operating expenses were up 14%. For the quarter, operating expenses increased 13.9%, to $216.5 million. Over 60% of this increase was due to a rise in wages, primarily related to an increase in the operational initiatives described in the press release. And operating 66 more stores this quarter compared to the same time period a year ago.

Now, included in the second-quarter wages was an increase of approximately $3.5 million for incentive compensation related to the stronger performance this year relative to a year ago. Without this increase, operating expenses for the quarter would have been up about 12%. In addition to these items, the results in the quarter also include about $1 million of impairment charges, primarily related to store replacement activity.

On the income statement, total revenue in the quarter was up 5.5% to $2 billion, due to the strong sales gains mentioned previously, offset by a lower retail price of fuel compared to the same period a year ago. Year-to-date total revenue was up 9.3%, primarily due to sales increases mentioned previously, and operating 66 more stores.

Depreciation for the quarter was up 19.4% to $32.4 million. Included in this amount was about $1.5 million of additional accelerated depreciation compared to the second quarter last year, related to the increased replacement store activity. We expect the increase in depreciation to be around 15% for the fiscal year.

The effective tax rate in the quarter was 35%, down from a year ago, primarily due to an increase in federal tax credits and an out-of-period adjustment to stock-based compensation tax benefits. In light of this, we expect our effective tax rate to be around 36.5% for the fiscal year.

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DECEMBER 10, 2013 / 03:30PM GMT, CASY—Q2 2014 Casey’s General Stores Earnings Conference Call

Our balance sheet continues to be strong. At October 31, cash and cash equivalents were $113.3 million, up from $41.3 million at the end of the fiscal year, primarily due to the recent debt we incurred.

Long-term debt, net of current maturities, was $803.8 million. While shareholder equity rose to $692.1 million, up $89.9 million from the fiscal year-end. We generated $185.3 million in cash flow from operations.

At the six-month mark, capital expenditures were $187.4 million compared to $163.4 million a year ago in the same period. This was up due to an increase in acquisitions and construction activity. We expect capital expenditures to increase as new store construction accelerates and we continue to add kitchens to our recently acquired stores.

This quarter, we opened 10 new store constructions and completed 19 acquisitions. For the year, we have acquired 22 stores and completed 14 new store constructions.

11 of the new store constructions we opened as 24-hour locations. Over the past two years, approximately two-thirds of the new stores, acquisitions and replacement stores were opened as 24-hour locations.

We currently are on pace to complete a total of 40 to 45 new store constructions by the end of the fiscal year, and replace at least 20 stores. Year to date, we have replaced 14 stores.

Currently, we have 34 new stores and 14 replacement stores under construction. We also have 5 stores under written agreement to acquire.

Due to remodeling, we have not yet opened all the stores that we have acquired this year. As a result, our store count at the end of this quarter was 1,770 corporate stores. We are optimistic about the pipeline for new store and acquisition opportunities going forward.

In addition to the unit growth, year to date we have converted 94 more locations to a 24-hour format, added 57 additional stores to the pizza delivery program and completed 25 major remodels. The combination of these initiatives accounts for approximately half the same-store sales increases. During the remainder of the fiscal year, we plan to add 50 more stores to the pizza delivery program in January, and convert about another 10 stores to 24 hours.

That completes our review of the quarter. As I mentioned previously, we will release November same-store sales on Monday, December 16. We will now take your questions.

QUESTION AND ANSWER

Operator

(Operator Instructions)

Karen Short with Bridge Bank.

Karen Short—Deutsche Bank—Analyst

Hi, Deutsche Bank. How are you?

Bill Walljasper—Casey’s General Stores Inc—CFO

Good. How are you, Karen?

Bob Myers—Casey’s General Stores Inc—President and CEO

Hi, Karen.

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DECEMBER 10, 2013 / 03:30PM GMT, CASY—Q2 2014 Casey’s General Stores Earnings Conference Call

Karen Short—Deutsche Bank—Analyst

Just a quick couple questions. In terms of the Hy-Vee initiative, I know you’ve given color around the comp and the benefit to the gallon comps. But any way of quantifying what percent of those customers are entering your store? And how that’s benefiting your grocery and your prepared food costs?

Bill Walljasper—Casey’s General Stores Inc—CFO

Yes, it’s a little bit more difficult to quantify that. Because as you know, Karen, sometimes we will have customers complete a transaction at the pump and then come in the store and complete a separate transaction. So to tie the two together, it’s a little bit more challenging.

To maybe give you just a little bit more color on that. When you look at the customer count in stores that are participating in a fuel program, those stores are significantly doing a higher same-store customer count than the stores that are not in the program. We are also starting to see a pick-up in certain areas of inside the store for the stores that do participate in that program.

So we are optimistic that we are perhaps beginning to see some conversion of those customers into the store. To give you perspective, the same-store customer count for the Hy-Vee fuel saver stores are almost 5% in relationship to the non fuel saver stores, about 3.5%.

Karen Short—Deutsche Bank—Analyst

Okay, that’s very helpful. Thanks.

And then just looking at operating expenses. Any color on what ObamaCare will do going forward, in terms of impacting your operating expenses? And then could you just provide us credit card fees in the quarter?

Bill Walljasper—Casey’s General Stores Inc—CFO

Yes, I’ll take the second part. The credit card fees in the quarter were about $24.7 million. Those were up about $1.3 million from the same period a year ago.

As far as ObamaCare, we have looked at that. As you know, it was delayed for implementation to us about a year. We will provide more color on that as we get closer to that timeframe.

But as we said in the past, we believe that as the current act stands now, it will be a material impact to operating expenses. It will be spread out over a couple fiscal years obviously. But as that timeframe approaches and as that act kind of develops, we will certainly give more color on that.

Karen Short—Deutsche Bank—Analyst

Okay. And then, any update on the new DC? I think you said on the last call that you would give us an update on this call.

Bill Walljasper—Casey’s General Stores Inc—CFO

Yes, we were hopeful that we were able to give more color in this conference call or the upcoming conference call in March. We are still working out the incentive packages offered by the various states and communities.

And so we haven’t quite finalized the location in that regard. We are hopeful that come the March conference call, we will be able to give information as to the direction, as far as the location, cost, when we will start the construction, the timing of that construction and any more details you might have.

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DECEMBER 10, 2013 / 03:30PM GMT, CASY—Q2 2014 Casey’s General Stores Earnings Conference Call

Karen Short—Deutsche Bank—Analyst

Okay (multiple speakers).

Bill Walljasper—Casey’s General Stores Inc—CFO

Thank you, Karen.

Operator

Stephen Grambling with Goldman Sachs.

Stephen Grambling—Goldman Sachs—Analyst

Just sticking with the OpEx commentary. Is there a point at which the initiatives that you’ve been investing in will hit the hump and start to come down, yet the initiative should continue to build? Or how are you thinking about that?

Bill Walljasper—Casey’s General Stores Inc—CFO

Yes, it really depends on the initiative that you’re talking about. Typically what we see — and this does fluctuate from initiative to initiative. But typically, we see a ramp-up of the operating expense of those initiatives immediately, as you would expect. But the earnings contribution doesn’t necessarily coincide with that.

We usually see a time period — again, depending on the acquisition, it could be anywhere from a 6- to a 10-month timeframe before we really start to see the earnings contribution from that particular initiative. And so hopefully that gives you a little bit of guidance on some of the timing aspects related to those types of initiatives.

Stephen Grambling—Goldman Sachs—Analyst

Well, as a follow-on, what would be the — a store that has mature initiatives in it, what would be the growth in OpEx, ex credit card fees?

Bill Walljasper—Casey’s General Stores Inc—CFO

Well, typically what we see is this, Steve. We see an OpEx lift in those initiatives anywhere from about 15% to 20%. Depending, again, on the initiative and the location. That’s in the first year of its operation.

After the first year, we start to see that decline in the tail-end of that year. And then it falls in line with the — basically, what I’ll call the rest of the store base that does not have an initiative.

As we mentioned in the press release, stores that have not had initiative are averaging about a 4.9% increase in operating expense lift. So it does fall back in line.

Stephen Grambling—Goldman Sachs—Analyst

Okay, that’s helpful. And then, changing gears and thinking about gross margin. In terms of the tobacco impact, when will you be cycling that?

Bill Walljasper—Casey’s General Stores Inc—CFO

Yes, the majority of the price adjustments we made last fiscal year were done in October and November — actually late October and November. Roughly about 40% to 45% of the price adjustments that we took last year happened in those two time periods. So we now have cycled those as we are now hitting in December.

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DECEMBER 10, 2013 / 03:30PM GMT, CASY—Q2 2014 Casey’s General Stores Earnings Conference Call

And so, intuitively, what we might see is an easing on the same-store sales because of that cycle, as we now are cycling against that. But also improvement on the comparison with respect to the margin, period over period. So hopefully that’s helpful.

Stephen Grambling—Goldman Sachs—Analyst

That is helpful, thanks. Good luck.

Bill Walljasper—Casey’s General Stores Inc—CFO

Thank you.

Operator

Chuck Cerankosky with Northcoast Research.

Chuck Cerankosky—Northcoast Research—Analyst

Looking at the operating expenses, year to date, they are almost — well, I should say in the most recent quarter, they are almost exactly half of what they were year to date. And last year’s first half turned out to be just about 50% of the full year. So is that pretty good way to look at the rest of this year?

Bill Walljasper—Casey’s General Stores Inc—CFO

Well, yes. It’s a good take-away there, Chuck. I mean, last year, when you look at operating expenses, we were definitely back-loaded, with respect to some of the initiatives: new store construction, replacement activity, acquisitions. And because of that, we might have seen an increase in operating expenses as we go forward.

We are going to cycle against that here coming into the latter part of this year. So when you look at operating expenses on a go-forward basis, a low- to mid-teens type of movement probably is a reasonable movement.

Now again, I will caveat that to say that it really depends on the retail price of fuel. If that starts to move up where that could have an impact on credit card fees.

Chuck Cerankosky—Northcoast Research—Analyst

(inaudible)

Bill Walljasper—Casey’s General Stores Inc—CFO

I’m sorry, Chuck. I didn’t pick up that comment.

Chuck Cerankosky—Northcoast Research—Analyst

So you’ve been seeing the credit card fees come down?

Bill Walljasper—Casey’s General Stores Inc—CFO

Yes, well, I would say not necessarily come down. But not increasing at a rate that they have been increasing.

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DECEMBER 10, 2013 / 03:30PM GMT, CASY—Q2 2014 Casey’s General Stores Earnings Conference Call

For instance, here in the second quarter, the retail price of fuel was down period over period. And we saw credit card fees go up about 7%. And that increase probably is more a reflection on the increased gallons that we are pumping related to the Hy-Vee fuel saver program.

Chuck Cerankosky—Northcoast Research—Analyst

Are those customers, are they more likely to use a credit card?

Bill Walljasper—Casey’s General Stores Inc—CFO

That’s what we are — that’s what we’ve seen. In the stores that are in the fuel saver program, they have a little bit higher credit card utilization than non fuel saver.

Chuck Cerankosky—Northcoast Research—Analyst

Okay. Then back to the operating expenses. We should maybe see for the full year a dollar amount somewhere around $870 million?

Bill Walljasper—Casey’s General Stores Inc—CFO

I wouldn’t necessarily comment on the dollar amount on the call here. But when you think through some of the things that are a little bit unusual that ran through the — I wouldn’t say unusual, but obviously the bonus and bonus accruals for the year were higher than last year. Last year in the second quarter, we actually let out the bonus accrual for the executive officers.

And so there’s a disparity there in that regard for this particular period. As we go further into the year, the bonus accrual comparison certainly becomes a little bit easier.

Chuck Cerankosky—Northcoast Research—Analyst

Okay. So that would be an element that would tail off and be totally separate from any initiatives?

Bill Walljasper—Casey’s General Stores Inc—CFO

Yes, that’s true. Also, Chuck, I should point out that we did 94 conversions of 24-hour locations. Roughly about 40 of those were done in the second quarter here. And so that is kind of kind of pushing the OpEx just a little bit here in the second quarter, relative to what you might have seen the same time period a year ago.

We don’t plan to do more than probably 10 more conversions for the remainder of the fiscal year. So that should help in that OpEx side of the equation, as well.

Chuck Cerankosky—Northcoast Research—Analyst

Yes, that caught my attention: 94 year to date and only 10 in the second half of the year. Is there a reason for that sharp drop-off in extended hour locations?

Bill Walljasper—Casey’s General Stores Inc—CFO

Not necessarily — it’s not really a drop-off. Coming into the fiscal year, we were clear that we were going to do about 100 24-hour conversions. We just happened to front-load those this year more than the back half of the year.

As we look forward into the back half of the year, we do have quite a few initiatives under way, with replacement stores and construction activity that I alluded to in the call. Also we started to look to add kitchens to the acquisitions that we have now acquired.

So we certainly wanted to make sure we had enough opportunity and manpower and resources dedicated to those initiatives. So thus the acceleration.

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DECEMBER 10, 2013 / 03:30PM GMT, CASY—Q2 2014 Casey’s General Stores Earnings Conference Call

We are really — to answer your question, we are right on pace with what we anticipated for this year. We are starting to work on the next group for next fiscal year already.

Chuck Cerankosky—Northcoast Research—Analyst

All right, thank you very much.

Bill Walljasper—Casey’s General Stores Inc—CFO

Thanks, Chuck.

Operator

Bonnie Herzog with Wells Fargo.

Bonnie Herzog—Wells Fargo Securities—Analyst

I just have a couple quick questions. My first is on the expansion of your pizza-only stores. Could you tell us where these are located, relative to your existing Casey’s stores?

And then, do you expect any cannibalization, or will they be fully incremental? And then, what is your plan for these stores? Is a broader expansion expected?

Bill Walljasper—Casey’s General Stores Inc—CFO

I think you’re referring to the Pizza Express location, the take-out and delivery-only. Is that what — I think that’s what your question is.

Bonnie Herzog—Wells Fargo Securities—Analyst

It is, yes.

Bill Walljasper—Casey’s General Stores Inc—CFO

Yes. And just to clarify, we only have one of those stores up and operational. We only have about four months of data. The expansion — I wouldn’t necessarily call it an expansion. It’s more an expansion of the testing of that particular initiative.

The results right now are a little bit too hard to tell at this point. But we felt in order to give it a full research and development process, we needed more types, more of those stores in different areas.

The areas that we are going to focus here and have identified are here in the metro area, in the Des Moines metro area. We don’t have a time period set up for those yet. But once those are up and running, we will monitor those to see whether this is a program that has legs and can continue beyond that.

So it’s very premature at this point. But we are excited about the opportunities. And we are certainly going to try to service customers the best way we can.

To answer your question about cannibalization, that’s really more an enhancing. We are looking to identify areas that probably are underserved by our pizza program, and looking to better serve the customers in those particular areas.

So there may be some cannibalization. But I think overall, there will be an enhancement on the combined efforts.

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DECEMBER 10, 2013 / 03:30PM GMT, CASY—Q2 2014 Casey’s General Stores Earnings Conference Call

Bonnie Herzog—Wells Fargo Securities—Analyst

Okay, that’s helpful. And then, just a quick question on coffee costs. Given the drop that we’ve seen in costs, have you been able to leverage these lower costs to run any special promos — essentially steal share maybe from coffee sold in QSRs?

Bill Walljasper—Casey’s General Stores Inc—CFO

We haven’t done any promotional activity. Now, coffee is one of those — what I will call key items that we do survey on price adjustments to make sure we are competitive on our pricing. You’re exactly right. Coffee costs have come down.

We are locked in on a forward buy of our coffee through July. We are currently looking for opportunities perhaps even to extend that lock beyond that. Don’t have anything to report in that regard at this point. But have not done anything from a large scale and promotional side yet.

Bonnie Herzog—Wells Fargo Securities—Analyst

Okay. And then, just maybe a final question on just the acquisition environment, in your view. What are you seeing and what types of multiples are deals being done at? And then, what would your ideal acquisition look like, in terms of maybe the number of units, store size, that type of thing?

Bill Walljasper—Casey’s General Stores Inc—CFO

Well, the trailing EBITDA multiple is about 5 to 7 times. That’s what we’ve been experiencing. Now, we do pay outside of that on both sides of it, depending on the asset quality.

But as far as the pipeline, it’s probably as full as I’ve seen it in my 24 years with the Company. We are optimistic about the opportunities going forward in that regard.

As far as the ideal acquisition, that’s kind of hard to say. I would say that probably the answer to that question would be: most of the acquisitions that we come across are smaller chains, perhaps even mom and pops, one-offs.

Those tend to be very good acquisitions for us. They tend to be in our sweet spot, as far as the small town business model.

In many cases, we are the only suitor for that particular target. And consequently, we tend to buy those right.

So I’m not sure that’s an ideal one. But that seems to be commonplace, based on our geography.

But having said that, Bonnie, that doesn’t mean that we would shy away from a larger acquisition. We are constantly looking for acquisitions of all sizes that make financial sense for us.

Bonnie Herzog—Wells Fargo Securities—Analyst

Okay, that’s helpful. Thank you.

Bill Walljasper—Casey’s General Stores Inc—CFO

You’re welcome.

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DECEMBER 10, 2013 / 03:30PM GMT, CASY—Q2 2014 Casey’s General Stores Earnings Conference Call

Operator

(Operator Instructions)

Ben Brownlow with Raymond James.

Ben Brownlow—Raymond James & Associates—Analyst

Just do follow up on Bonnie’s question. When you look at the acquisition pipeline that you have now, is it mostly in new regions or existing markets? Or is it a split between those?

Bill Walljasper—Casey’s General Stores Inc—CFO

I would say it’s both. You know, going into new states certainly does afford us an opportunity to look and extend our look into geography. But it would be a combination of both, probably split pretty equal at this point.

Ben Brownlow—Raymond James & Associates—Analyst

Okay. And just one question on the margins. When you look at — it seems like most of the commodities are trending favorable between coffee or cheese, but excluding beef. Are there thoughts — how do you feel about — how much room do you feel there is with the consumer to increase prices to help overcome — whether it’s primarily the higher beef costs?

Do you feel there’s room there? Because you obviously haven’t seen any sort of pushback from the customer in the past when you’ve raised prices.

And second part. If you have the breakout on what the margin impact from cigarettes were.

Bill Walljasper—Casey’s General Stores Inc—CFO

Yes, the answer to the first part, we always look at, as you know, Ben, at competitive price adjustments. We do pricing surveys of key items.

Obviously our prepared food category is definitely a key area for us. And so to the extent, as far as being able to pass on some of these cost adjustments to us, we are always looking for that opportunity.

In many cases, though, it is dictated by the competitive landscape. And certainly don’t want to price ourselves out of the competition by taking a price increase.

So we constantly look at that. We are currently looking at that for opportunities. We have done a very good job, in my opinion, over the last three to four fiscal years of taking price adjustments in certain areas of our prepared food category. And we will continue to look at opportunities.

Now, in this particular quarter, we did have, as we alluded to, some supply costs and some meat cost increases. And so that was to the tune of about $1.6 million. You roll that up, that’s about 90 basis points on the margin in the quarter.

So you’re right. Some of the commodities — cheese is heading in a favorable direction. Certainly coffee is heading in a favorable direction. So we are always looking at those for opportunities to lock those in to — certainly to maintain our cost structure.

The second part is, you asked about cigarettes, the impact. The cigarette margin for this particular quarter was down about 180 basis points, relative to the second quarter a year ago.

Now, as you might recall from Q1 and Q4, we were trending anywhere from 250 to 300 basis points down in the cigarette margin. So this is a function of us cycling over some of the October price adjustments we made last year. We will cycle over the remaining part of that here, and have cycled over that in November.

And so that margin differential period over period should certainly ease. But we continue to see some very solid unit movement with cigarettes.

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DECEMBER 10, 2013 / 03:30PM GMT, CASY—Q2 2014 Casey’s General Stores Earnings Conference Call

Ben Brownlow—Raymond James & Associates—Analyst

Thank you.

Bill Walljasper—Casey’s General Stores Inc—CFO

You bet, Ben.

Operator

Anthony Lebiedzinski with Sidoti & Company.

Anthony Lebiedzinski—Sidoti & Company—Analyst

Had a question on — it’s really related to your beer margins. I know you’ve been opening more stores with beer caves. And just wondering if you could just discuss what impact you’re seeing within the beer programs.

Bill Walljasper—Casey’s General Stores Inc—CFO

Yes, that’s a good question, Anthony. And you’re exactly right. As we open these new stores and replacement stores, nearly all of these have beer caves or beer vaults. And as a result, we do see a shift into larger pack purchasing, which does have a lower margin than your small packs or single serves.

So the beer margin was off in the second quarter. And that certainly was contributing, in some part, to the drop in grocery and general merchandise.

But having said that, even the beer category — gross profit dollars in the beer category was up in the mid-teens. So at the end of the day, that’s what we strive to accomplish, is gross profit dollar movement.

Anthony Lebiedzinski—Sidoti & Company—Analyst

Can you quantify the impact of the beer margins?

Bill Walljasper—Casey’s General Stores Inc—CFO

Meaning the drop?

Anthony Lebiedzinski—Sidoti & Company—Analyst

Yes.

Bill Walljasper—Casey’s General Stores Inc—CFO

Yes, the beer margin drop was about 15 to 20 basis points from the second quarter a year ago.

Anthony Lebiedzinski—Sidoti & Company—Analyst

Okay, great. And just a couple of housekeeping items. Can you just say how many stores are now operating on a 24-hour basis? And also how many of your stores deliver pizza?

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DECEMBER 10, 2013 / 03:30PM GMT, CASY—Q2 2014 Casey’s General Stores Earnings Conference Call

Bill Walljasper—Casey’s General Stores Inc—CFO

24 hours, about 650 or so. The pizza delivery is about 325.

Anthony Lebiedzinski—Sidoti & Company—Analyst

Okay. And lastly, I came across somewhere that you are now offering — or maybe just testing — a flat bread pizza. Can you just comment on that initiatives?

Bill Walljasper—Casey’s General Stores Inc—CFO

Yes, we are testing that. That’s actually scheduled to roll out in January to all of our stores.

And it’s one of those items where it’s — the flat bread crust has become a very popular item. We have taken notice of that, been working on trying to pull together a flat bread crust that would meet our quality standards.

And we think we found a product. And we are excited about the rollout come January. So when you’re in the neighborhood, Anthony, grab a flat bread pizza.

Anthony Lebiedzinski—Sidoti & Company—Analyst

Okay, sounds good. Thank you.

Bill Walljasper—Casey’s General Stores Inc—CFO

You bet. Thank you.

Operator

Chuck Cerankosky of Northcoast Research.

Chuck Cerankosky—Northcoast Research—Analyst

A follow-up, Bill. Just thinking about the commodity costs coming down in your generally Midwest swath of the country where you operate. How do you think that will affect the communities and customer behavior where you operate?

Bill Walljasper—Casey’s General Stores Inc—CFO

Well, typically when we see commodities decrease in our agricultural economy, that’s always a plus. I can’t necessarily tell you that, that’s going to equate into more doughnut sales or more pizza sales necessarily.

But consumer confidence, I think, usually tends to be pretty strong. And quite honestly, Chuck, consumer confidence has been pretty good over the last several fiscal years here in the Midwest.

Chuck Cerankosky—Northcoast Research—Analyst

So you don’t see an offset to farm incomes, and then that filters through to other parts of, say, the Iowa economy, et cetera?

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DECEMBER 10, 2013 / 03:30PM GMT, CASY—Q2 2014 Casey’s General Stores Earnings Conference Call

Bill Walljasper—Casey’s General Stores Inc—CFO

I wouldn’t say there’s been any direct correlation in that regard. We haven’t been able to ascertain that yet.

Chuck Cerankosky—Northcoast Research—Analyst

All right, thanks.

Bill Walljasper—Casey’s General Stores Inc—CFO

You bet.

Operator

There are no further questions in the queue at this time. I would now like to turn the conference back over to Mr. Bill Walljasper. Please proceed, sir.

Bill Walljasper—Casey’s General Stores Inc—CFO

Thank you, Whitley. Well, I would like to thank everybody for joining us this morning. Again, a reminder that same-store sales will release Monday, December 16. And hope everybody has a happy holiday. Thank you.

Operator

Ladies and gentlemen, that concludes today’s conference. Thank you for your participation. You may now disconnect. Have a great day.

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